CREDIT AGREEMENT

BETWEEN

TANDEM ENERGY CORPORATION

AND

GUARANTY BANK, FSB

JUNE 8, 2005

REDUCING REVOLVING LINE OF CREDIT OF UP TO $100,000,000

TABLE OF CONTENTS

Page

<u>LIST OF EXHIBITS</u>

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into this 8th day of June, 2005, by and between **TANDEM ENERGY CORPORATION**, a Colorado corporation (collectively, the "Borrower"), and **GUARANTY BANK, FSB**, a federal savings bank, (the "Lender").

WITNESSETH:

In consideration of the mutual covenants and agreements herein contained, the Borrower and the Lender hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Credit Agreement, the terms "Borrower" and "Lender" shall have the meaning assigned to them hereinabove.

1.2 Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

"Additional Costs" shall mean costs which the Lender determine are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by the Lender in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Lenders under this Agreement or the Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of the Lender), (b) imposes or modifies any reserve, special deposit, minimum capital, capital rates, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or any commitments of the Lenders hereunder, (c) increases the Assessment Rate, or (d) imposes any other condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.

"Adjusted LIBO Rate" shall mean, for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

"Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through

ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

"Agreement" shall mean this Credit Agreement, as it may be amended, supplemented, or restated from time to time.

"Applicable Lending Office" shall mean, for each type of Loan, the lending office of the Lender (or an affiliate of the Lender) designated for such type of Loan on the signature pages hereof or such other office of the Lender (or an affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office by which Loans of such type are to be made and maintained.

"Applicable Margin" shall mean as to each LIBO Rate Loan plus the following:

Outstanding Balance of Borrowing Base	**Applicable Margin**
≥ 75%	2.25%
< 75% ≥50%	2.125%
< 50%	2.00%

"Assessment Rate" shall mean, for any Interest Period, the average rate (rounded upwards if necessary to the nearest 1/100 of 1%) charged by the Federal Deposit Insurance Corporation (or any successor thereto) to the Lender for deposit insurance for Dollar time deposits with the Lender at the Principal Office during such Interest Period, as determined by the Lender.

"Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the Borrowing Base in effect at such time minus (b) the Loan Balance at such time.

"Base Rate" shall mean, at any time, the rate of interest per annum then most recently established by the Lender as its base rate, which rate may not be the lowest rate of interest charged by the Lender to its borrowers. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect without notice to the Borrower at the time of such change in the Base Rate.

"Borrowing Base" shall mean, at any time, the amount determined by the Lender in accordance with Section 2.8 and then in effect.

"Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit II, by the Borrower to the Lender for a borrowing, conversion, or prepayment pursuant to Sections 2.1 or 2.10, each of which shall:

(a) be signed by a Responsible Officer of the Borrower;

(b) when requesting a borrowing, be accompanied by a Compliance Certificate or acknowledgment that Borrower is in compliance;

(c) specify the amount and type of Loan requested, and, as applicable, the Loan to be converted or prepaid and the date of the borrowing, conversion, or prepayment (which shall be a Business Day);

(d) when requesting a Floating Rate Loan, be delivered to the Lender no later than 5:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day preceding the day of the requested borrowing, conversion, or prepayment;

(e) when requesting a LIBO Rate Loan, be delivered to the Lender no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, three Business Days preceding the requested borrowing, conversion, or prepayment and designate the Interest Period requested with respect to such Loan.

"Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

"Change of Control" shall mean the acquisition by any Person, or two or more Persons acting in concert, in each case not at the time of acquisition an Affiliate of the Borrower, of beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 51% or more of the outstanding common stock of the Borrower.

"Closing Date" shall mean the effective date of this Agreement.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

"Collateral" shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

"Commitment" shall mean the obligation of the Lender, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrower pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.2

"Commitment Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.11.

"Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

"Commitment Termination Date" shall mean June 8, 2008.

"Commodity Hedge Agreement" shall mean any crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreement, in form and substance with a Person acceptable to the Lender.

"Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

"Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Lender from time to time in accordance with Sections 5.3 and 5.4.

"Contingent Obligation" shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") not to exceed $100,000 in the aggregate in any fiscal year in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which

such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Current Assets" shall mean all assets which would, in accordance with GAAP, be included as current assets on a balance sheet of the Borrower as of the date of calculation, plus unused availability under this facility less current assets resulting from Commodity Hedge Agreements.

"Current Liabilities" shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a balance sheet of the Borrower as of the date of calculation, but excluding the current maturities under this facility both principal and interest, and less current payables resulting from Commodity Hedge Agreements.

"Debt Service" shall mean the amount owed under this Agreement by the Borrower to the Lender times 20% plus Interest Expense.

"Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

"Default Rate" shall mean a per annum interest rate equal to the Base Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

"Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

"EBITDA" shall mean, for any period, Net Income for such period plus interest expense, federal and state income taxes, depreciation, amortization, and other non-cash expenses, less non-cash gains for such period deducted in the determination of net income for such period.

"Environmental Complaint" shall mean any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

"Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous

Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

"Event of Default" shall mean any of the events specified in Section 7.1.

"Facility Fee" shall mean the fee payable to the Lender by the Borrower pursuant to Section 2.12.

"Final Maturity" shall mean June 8, 2008.

"Financial Statements" shall mean statements of the financial condition of the Borrower as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows for the Borrower and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of an independent certified public accountants acceptable to the Lender, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

"Fixed Rate Loan" shall mean any LIBO Rate Loan.

"Floating Rate" shall mean an interest rate per annum equal to the Base Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

"Floating Rate Loan" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

"GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

"Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

"Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

"Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

"Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien). Notwithstanding the above, the Borrower may have Indebtedness not exceeding $50,000 in the aggregate in any fiscal year.

"Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

"Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

"Interest Expense" shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of the Borrower for such period, determined in accordance with GAAP.

"Interest Period" shall mean, subject to the limitations set forth in Section 2.22, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

"Investment" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

"L/C Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

"Letter of Credit" shall mean any standby letter of credit issued by the Lender for the account of the Borrower pursuant to Section 2.2.

"Letter of Credit Application" shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit, provided that in the event of a conflict between the terms of each Letter of Credit Application and this Agreement, this Agreement shall control.

"Letter of Credit Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.13 upon or in connection with the issuance of a Letter of Credit.

"LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service selected by the Lender and the Borrower) as of approximately 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate. If neither such Telerate Page 3750 nor any successor or similar service is available, the term "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of

(a) the rate per annum (rounded upwards if necessary, to the nearest 1/16 of 1%) quoted by the Lender at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering by the Lender to leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate.

"LIBO Rate Loan" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

"Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

"Limitation Period" shall mean, any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

"Loan" shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.

"Loan Balance" shall mean, at any time, the outstanding principal balance of the Note at such time plus the L/C Exposure at such time.

"Loan Documents" shall mean this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or

in connection with this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

"Material Adverse Effect" shall mean (a) any adverse effect on the business, operations, properties, or financial condition of the Borrower, which substantially increases the risk that any of the Obligations will not be repaid as and when due, or (b) any substantially adverse effect upon the Collateral.

"Mortgaged Properties" shall mean all Oil and Gas Properties of the Borrower subject to a perfected first-priority Lien in favor of the Lender for the benefit of the Lenders, subject only to Permitted Liens, as security for the Obligations.

"Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Income" shall mean, for any period, the net income (or loss) of the Borrower for such period, determined in accordance with GAAP.

"Note" shall mean, the promissory note of the Borrower in the form attached hereto as Exhibit I with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases, and rearrangements thereof.

"Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrower for the payment of Commitment Fees, Facility Fees, Letter of Credit Fees, and Engineering Fees, (e) all obligations and liabilities whether now existing or hereafter arising of the Borrower to the Lender in connection with any Commodity Hedge Agreement or Rate Management Transaction, including Letters of Credit issued outside of this facility for Commodity Hedge Agreements or Rate Management Transactions, and (f) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

"Oil and Gas Properties" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection

therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefore within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (h) Liens; and (i) Liens securing the Subordinated Facility (and subordinate to the Liens granted to Lender pursuant to the terms of the Subordination Agreement).

"Person" shall mean an individual, corporation, partnership, trust, unincorporated organization, limited liability company, government, any agency or political subdivision of any government, or any other form of entity.

"Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under

Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Principal Office" shall mean the principal office of the Lender in Houston, Texas, presently located at 333 Clay Street, Suite 4400, Houston, Texas 77002.

"Prohibited Transaction" shall have the meaning assigned to such term in Section 4975 of the Code.

"Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

"Rate Management Transaction" shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lenders which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to on or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

"Regulatory Change" shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including the Lender.

"Reimbursement Obligation" shall mean the obligation of the Borrower to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

"Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

"Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in Section 4241 of ERISA.

"Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

"Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Reserve Report" shall mean each report delivered to the Lender pursuant to Section 5.5, provided that Borrower shall not be required to deliver more than three reports.

"Responsible Officer" shall mean, as to any Person, its President, Chief Executive Officer or any Vice President.

"Security Instruments" shall mean the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(f), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

"Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

"Subordinated Notes" shall mean the notes of the Borrower payable to (1) Tim G. Culp in the amount of $12,000,000 (2) Tim G. Culp, in the amount of $3,000,000, (3) Jack A. Chambers in the amount of $3,000,000 and (4) P. Dyke Culp in the amount of $3,000,000.

"Subordination Agreement" shall mean the Subordination Agreement of even date herewith by and between the Borrower, Tim G. Culp, Jack A. Chambers and P. Dyke Culp and the Lender.

"Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of

directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

"Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

"Tangible Net Worth" shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, and goodwill less current assets resulting from Commodity Hedge Agreements minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP less current payables resulting from Commodity Hedge Agreements, less current payables resulting from asset retirement obligations.

"Transferee" shall mean any Person to which any Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 8.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

"UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

1.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.

Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

TERMS OF FACILITY

2.1 Revolving Line of Credit. (a) Upon the terms and conditions (including, without limitation, the right of the Lender to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to make Loans, in immediately available funds at the Applicable Lending Office or the Principal Office, to or for the benefit of the Borrower in an amount not to exceed at any time outstanding the Borrowing Base then in effect. Loans shall be made from time to time on any Business Day designated by the Borrower in its Borrowing Request.

(b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Except for prepayments made pursuant to Section 2.9, each borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $100,000. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $100,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate Loan during such period.

(c) The Loans shall be made and maintained at the Applicable Lending Office or the Principal Office and shall be evidenced by the Note.

(d) Not later than 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the date specified for each borrowing, the Lender shall make available, in immediately available funds, for the account of the Borrower. The amount so received by the Lender shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office by the end of that Business Day. All Loans by the Lender shall be maintained at the Applicable Lending Office of the Lender and shall be evidenced by the Note of the Lender.

(e) The face amounts of the Note has been established as an administrative convenience and do not commit the Lender to advance funds hereunder in excess of the then current Borrowing Base.

2.2 Letter of Credit Facility. (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Lender, agrees from the date of this Agreement until the date which is thirty days prior to the Commitment Termination Date, to issue Letters of Credit for the account of the Borrower and/or the benefit of any Subsidiary of the Borrower and to renew and extend such Letters of Credit. Letters of Credit shall be issued, renewed, or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Lender of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower and a Letter of Credit Application. Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no Letter of Credit shall have an expiration date which is more than 365 days after the issuance thereof or subsequent to Final Maturity, (ii) each automatically renewable Letter of Credit shall provide that it may be terminated by the Lender at its then current expiry date by not less than 30 days' written notice by the Lender to the beneficiary of such Letter of Credit, and (iii) the Lender shall not be obligated to issue any Letter of Credit if (A) the face amount thereof would exceed the Available Commitment, or (B) after giving effect to the issuance thereof, (B) the Loan Balance then outstanding, would exceed the Commitment Amount, or (C) the L/C Exposure would exceed $5,000,000 and (iv) notwithstanding the above, Letters of Credit may be issued for Commodity Hedge Agreements or Rate Management Transactions at the sole discretion of the Lender in an amount not to exceed $5,000,000. Any Letters of Credit issued under (iv) above shall be cross-collateralized and cross-defaulted with the other Obligations hereunder.

2.3 Use of Loan Proceeds and Letters of Credit. Proceeds of the Loan shall be used solely for acquisitions, including, but not limited to, the acquisition from Shamrock Energy Corporation, exploration and development of Oil and Gas Properties and for general corporate purposes and to pay the note due to Joe Bullard.

(a) Letters of Credit shall be used solely for other general limited liability company purposes and to support Commodity Hedge Agreements and Rate Management Transactions.

2.4 Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.17), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 360 days for the actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a

Floating Rate Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

2.5 Repayment of Loans and Interest. Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the first day of August 1, 2005, and continuing on the first day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder or under the Note, the Borrower shall specify to the Lender the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment as it may elect in its sole discretion.

2.6 Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations by the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

2.7 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Lender on the Business Day received, or on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

2.8 Borrowing Base Determinations. (a) The Borrowing Base as of the Closing Date, is acknowledged by the Borrower and the Lenders to be $23,000,000. Commencing on July 1, 2005, and continuing thereafter on the first day of each calendar month until the next Borrowing Base review, the amount of the Borrowing Base shall be reduced by $250,000.

(b) The Borrowing Base shall be redetermined semi-annually on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other relevant information available to the

Lenders. In addition, the Lender shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base; provided, however, the Lender shall not be obligated to respond to more than three such requests during any calendar year. Notwithstanding the foregoing, the Lender may at its discretion redetermine the Borrowing Base and the amount by which the Borrowing Base shall be reduced each calendar month as set forth in Section 2.8(a) at any time and from time to time.

(c) Upon each determination of the Borrowing Base by the Lender, the Lender shall notify the Borrower orally (confirming such notice promptly in writing) of such determination, and the Borrowing Base and the monthly amount by which the Borrowing Base shall be reduced so communicated to the Borrower shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Borrowing Base and the monthly amount by which the Borrowing Base shall be reduced.

(d) The Borrowing Base shall represent the determination by the Lender, in accordance with the applicable definitions and provisions herein contained and its customary lending practices for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, subject, in the case of any increase in the Borrowing Base, to the credit approval process of the Lender. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.

2.9 Mandatory Prepayments. If at any time the sum of the Loan Balance exceeds the Borrowing Base then in effect, the Borrower shall, within 10 Business Days of notice from the Lender of such occurrence, (a) prepay, or make arrangements acceptable to the Lender for the prepayment of, the amount of such excess for application on the Loan Balance, (b) provide additional collateral, of character and value satisfactory to the Lender in their reasonable discretion, to secure the Obligations by the execution and delivery to the Lender of security instruments in form and substance satisfactory to the Lender in the exercise of its reasonable discretion, or (c) effect any combination of the alternatives described in clauses (a) and (b) of this Section and acceptable to the Lender in its reasonable discretion. In the event that a mandatory prepayment is required under this Section and the amount owed on the Note plus accrued interest is less than the amount required to be prepaid, the Borrower shall repay the amount owed on the Note plus accrued interest and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the reasonable satisfaction of the Lender, deposit with the Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Borrowing Base. The cash deposited with the Lender in satisfaction of the requirement provided in this Section may be invested, at the reasonable discretion of the Lender and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Lender.

2.10 Voluntary Prepayments and Conversions of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of

another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Lender notice of each such prepayment or conversion of all or any portion of a LIBO Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any LIBO Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

2.11 Commitment Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for maintaining funds available, the Borrower shall pay to the Lender for the account of the Lenders, in immediately available funds, on the first day of July, 2005, and on the first day of each third calendar month thereafter during the Commitment Period, a fee in the amount of .50% per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding quarterly period.

2.12 Facility Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lenders for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender for the account of the Lenders, in immediately available funds, a facility fee in the amount of $150,000 of which $75,000 has been paid and the remainder of $75,000 which is due on the Closing Date and one-half of one percent (1/2 of 1%) of any future increase in the Borrowing Base.

2.13 Letter of Credit Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder, the Borrower agrees to pay to the Lender, on the date of issuance of each Letter of Credit, a fee equal to the greater of $500 or the Applicable Margin calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued; provided, however, in the event such Letter of Credit is canceled prior to its original expiry date or a payment is made by the Lender with respect to such Letter of Credit, the Lender shall, within 30 days after such cancellation or the making of such payment, rebate to the Borrower the unearned portion of such fee. The Borrower also agrees to pay to the Lender on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

2.14 Engineering Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for the costs of evaluating the Mortgaged Properties and reviewing the Reserve Reports the Borrower shall pay to the Lender, in immediately available funds (which funds may be paid to the Lender by wire transfer or check executed by an authorized officer of the Borrower and made payable to the Lender), $10,000 for the initial engineering review and $5,000 for each subsequent engineering review.

2.15 Loans to Satisfy Obligations of Borrower. The Lender may, but shall not be obligated to, but only if an Event of Default exists, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or

covenant of the Borrower contained in this Agreement or any other Loan Document. Any such Loan shall be evidenced by the Note and shall be made as a Floating Rate Loan.

2.16 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Lender grants to the Lender a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, with such interest of the Lender to be retransferred, reassigned, and/or released by the Lender, at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender during the existence of the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Lender the right, exercisable during the existence of an Event of Default, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof, provided that such Obligation shall have matured, whether by acceleration of maturity or otherwise.

2.17 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Chapter 303 of the Texas Finance Code (Vernon's 1999), the Borrower agrees that the Highest Lawful Rate shall be the "weekly ceiling" as defined in such Section, provided that the Lenders may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

(b) Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

(c) If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States

of America, the result of mathematical error on the part of the Borrower and the Lender; and the Lenders shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

(d) All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.18 Yield Protection. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time such amounts as the Lender may determine are necessary to compensate it for any Additional Costs incurred by the Lender.

(b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time on request such amounts as the Lenders may determine are necessary to compensate the Lender for any costs attributable to the maintenance by the Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lender (or any Applicable Lending Office) to a level below that which the Lender (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

(c) Without limiting the effect of the other provisions of this Section (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Lender therewith shall (i) impose, modify, or hold applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (ii) impose upon the Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to payments by the Lender under Letters of Credit, or to reduce any amount receivable in connection therewith, then within 15 days of demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lender for such increased cost or reduced amount receivable.

(d) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender such amounts as shall be sufficient in

the reasonable opinion of the Lender to compensate it for any loss, cost, or expense incurred by and as a result of:

(i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

(ii) any failure by the Borrower to borrow a LIBO Rate Loan from the Lender on the date for such borrowing specified in the relevant Borrowing Request;

such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed for the period from the date of such payment, prepayment, conversion, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Loan provided for herein over (B) the interest component (as reasonably determined by the Lender) of the amount (as reasonably determined by the Lender) the Lender would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period; provided, however, that the Lender shall be limited to recover their actual losses and not anticipated profits.

(e) Determinations by the Lender for purposes of this Section of the effect of any Regulatory Change on capital maintained, their costs or rate of return, maintaining Loans, issuing Letters of Credit, its obligation to make Loans and issue Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit, or such obligations, and the additional amounts required to compensate the Lender under this Section shall be rebuttable presumptions of the additional amounts due, provided that such determinations are made on a reasonable basis. The Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be rebuttable presumptions of the additional amounts due. The Lender shall (i) notify the Borrower, as promptly as practicable after the Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefore, of any event occurring after the Closing Date which will entitle the Lender to compensation pursuant to this Section; provided that the Borrower shall not be obligated for the payment of any Additional Costs or other sums payable pursuant to this Section after the earlier of (A) the Final Maturity (provided that the Obligations have been paid in full) and (B) the expiration of the Commitment (provided that the Obligations have been paid in full) to the extent such Additional Costs or other sums accrued more than 90 days prior to the date upon which the Borrower was given such notice; and (ii) designate a different Applicable Lending Office for the Loans of the Lender affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Lender, be materially disadvantageous to the Lender. If the Lender request compensation from the Borrower under this Section, the Borrower may, by notice to the Lender, require that the Loans by the Lender of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section

2.10. Any compensation requested by the Lender pursuant to this Section shall be due and payable to the Lender within fifteen days of delivery of any such notice by the Lender to the Borrower.

(f) The Lender agrees that it shall not request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Lender against other customers of the Lender similarly situated where such customers are subject to documents providing for such assessment.

2.19 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than 5 separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

(a) the Lender determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBO Rate" in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

(b) the Lender determines (which determination shall be conclusive) that the rates of interest referred to in the definition of "LIBO Rate" in Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lenders of making or maintaining such Loan for such Interest Period,

then the Lender shall give the Borrower prompt notice thereof; and so long as such condition remains in effect, the Lender shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.10. Before giving such notice pursuant to this Section, the Lender will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lender to make LIBO Rate Loans hereunder and will not, in the opinion of the Lender, be materially disadvantageous to the Lender.

2.20 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender or their Applicable Lending Office to (a) honor its obligation to make any type of LIBO Rate Loans hereunder, or (b) maintain any type of LIBO Rate Loans hereunder, then the Lender shall promptly notify the Borrower thereof; and the obligation of the Lender hereunder to make such type of LIBO Rate Loans and to convert other types of Loans into LIBO Rate Loans of such type shall be suspended until such time as the Lender may again make and maintain LIBO Rate Loans of such type, and the outstanding LIBO

Rate Loans of such type shall be converted into Floating Rate Loans in accordance with Section 2.10. Before giving such notice pursuant to this Section, the Lender will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make LIBO Rate Loans and will not, in the opinion of the Lender, be disadvantageous to the Lender.

2.21 Regulatory Change. In the event that by reason of any Regulatory Change, the Lender (a) incur Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any LIBO Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of the Lender with notice to the Borrower, the obligation of the Lender to make such LIBO Rate Loans and to convert Floating Rate Loans into such LIBO Rate Loans shall be suspended until such time as such Regulatory Change ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.10.

2.22 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, with respect to any LIBO Rate Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than one month, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.

2.23 Letters in Lieu of Transfer Orders. The Lender agrees that none of the letters in lieu of transfer or division orders provided by the Borrower pursuant to Section 3.1(f)(iii) or Section 5.8 will be sent to the addressees thereof prior to the occurrence of an Event of Default, at which time the Lender may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.

2.24 Power of Attorney. The Borrower hereby designates the Lender as its Lender and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by the Borrower to the Lender pursuant to Section 3.1(f)(iii) or Section 5.8, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation

remains outstanding or unpaid or any Commitment exists. The powers conferred on the Lender by this appointment are solely to protect the interests of the Lender under the Loan Documents and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

ARTICLE III

CONDITIONS

The obligations of the Lender to enter into this Agreement and to make Loans and issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

3.1 Receipt of Loan Documents and Other Items. The Lender shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Lender or its counsel of the title of the Borrower to its Oil and Gas Properties, shall be satisfactory to the Lender, and the Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

(a) multiple counterparts of this Agreement, as requested by the Lender;

(b) the Note;

(c) copies of the Articles of Incorporation and By-Laws of the Borrower and all amendments thereto, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower to the effect that each such copy is correct and complete;

(d) a certificate of incumbency dated the Closing Date, including specimen signatures of all officers or other representatives of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower, such certificate being executed by the secretary or another authorized representative of the Borrower;

(e) copies of resolutions of the Borrower, adopted by the board of directors of the Borrower approving the Loan Documents to which the Borrower is a party and authorizing the transactions contemplated herein and therein, accompanied by a certificate dated the Closing Date issued by the secretary or another authorized representative of the Borrower to the effect that such copies are true and correct copies of resolutions duly adopted and that such resolutions

constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or rescinded in any respect, and are in full force and effect as of the date of such certificate;

(f) multiple counterparts, as requested by the Lender, of the following Security Instruments creating, evidencing, perfecting, and otherwise establishing Liens in favor of the Lender in and to the Collateral:

(i) Mortgage and Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement from the Borrower covering all of the Oil and Gas Properties of the Borrower and all improvements, personal property, and fixtures related thereto;

(ii) Financing Statements from the Borrower, as debtor, constituent to the instrument described in clause (i) above;

(iii) undated letters, in form and substance satisfactory to the Lender, from the Borrower to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Lender;

(iv) Security Agreement from the Borrower pledging accounts, contract rights, etc.;

(v) Financing Statements from the Borrower, as debtor, constituent to the instrument described in clause (iv) above;

(g) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrower in its jurisdictions of formation and in any other jurisdictions where it does business;

(h) Financial Statements of Tandem Energy Corporation as of April 30, 2004;

(i) results of searches of the UCC Records of the Secretary of State of the State Colorado, from a source acceptable to the Lender and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Lender;

(j) confirmation, acceptable to the Lender, of the title of the Borrower to the Mortgaged Properties, free and clear of Liens other than Permitted Liens;

(k) all operating, lease, sublease, royalty, sales, exchange, processing, farm-out, bidding, pooling, unitization, communitization, and other material agreements relating to the Mortgaged Properties reasonably requested by the Lender;

(l) engineering reports covering the Mortgaged Properties;

(m) the opinion of Lynch, Chappell & Alsup, P.C., counsel to the Borrower, in the form attached hereto as Exhibit IV, with such changes thereto as may be approved by the Lender;

(n) certificates evidencing the insurance coverage required pursuant to Section 5.19;

(o) payment of the Facility Fee in the amount of $75,000;

(p) payment to the Lender of a $25,000 work fee;

(q) payment of the fees described in Section 5.15;

(r) payment of certain note payable to Joe Bullard in the amount of $13,000,000;

(s) the closing of the purchase from Shamrock Energy Corporation;

(t) the execution of the Subordination Agreement; and

(u) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

3.2 Each Loan and Letter of Credit. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make any Loan or issue any Letter of Credit unless:

(a) the Borrower shall have delivered to the Lender a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, or a Letter of Credit Application at least three Business Days prior to the requested issuance date for the relevant Letter of Credit; and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;

(b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;

(c) if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the material matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan or the issuance of such Letter of Credit;

(d) no event shall have occurred which, in the reasonable opinion of the Lender, would have a Material Adverse Effect;

(e) each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan or the issuance of such Letter of Credit (except to the extent such representations and warranties expressly refer to an earlier date, in which case, they shall be true and correct as of such earlier date) provided, however, for purposes of this Section 3.2, in each representation and warranty in Article IV that makes reference to an Exhibit, the representation under this Section 3.2 that such representation and warranty in Article IV is true on and as of the date of the making of such Loan or the issuance of such Letter of Credit shall take into account (i) any subsequent amendments to any Exhibit referred to therein, (ii) any exception contained in a written notice received by the Lender which makes specific reference to the applicable Exhibit, or (iii) any written disclosure made by the Borrower or any of its Subsidiaries prior to the date as of which such representation or warranty is made, provided that such amendment, exception or disclosure has been consented to by the Lender if such amendment, exception or disclosure amends or waives provisions of this Agreement or is otherwise required under the terms of this Agreement.

(f) all of the Security Instruments shall be in full force and effect and provide to the Lender the security intended thereby;

(g) neither the consummation of the transactions contemplated hereby nor the making of such Loan or the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;

(h) the Borrower shall hold full legal title to the Collateral and be the sole beneficial owner thereof;

(i) the Lender shall have received the payment of all fees payable to the Lender hereunder and reimbursement from the Borrower, or special legal counsel for the Lender shall have received payment from the Borrower, for (i) all reasonable fees and expenses of counsel to the Lender for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented at least 15 days prior to the date of the relevant Loan or Letter of Credit Application (otherwise the initial Borrowing which must be presented at least five days prior to the Closing Date), and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or

Letter of Credit Application (otherwise the initial Borrowing which must be presented at least five days prior to the Closing Date); and

(j) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans and issue Letters of Credit, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Note, the repayment of the Note and interest and fees provided for in the Note and this Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary limited liability company action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) except as shown on Exhibit V, contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, except where such contravention or conflict would not individually or in the aggregate result in a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

4.2 Corporate Existence. The Borrower is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

4.3 Valid and Binding Obligations. All Loan Documents, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relative to enforceability.

4.4 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Lender, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrower in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relative to enforceability, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the

intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of the Borrower in the Collateral described therein subject to Permitted Liens.

4.5 Title to Assets. The Borrower has good and indefeasible title to all of its interests in its Properties then owned by it, free and clear of all Liens except Permitted Liens.

4.6 No Material Misstatements. As of the Closing Date, no information, exhibit, statement, or report furnished to the Lender by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

4.7 Liabilities, Litigation, and Restrictions. As of the Closing Date, other than as listed under the heading "Liabilities" on Exhibit V attached hereto, the Borrower has no liabilities, direct, or contingent, which would result in a Material Adverse Effect, except as set forth under the heading "Litigation" on Exhibit V hereto, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any material impairment of its ownership of any Collateral or have a Material Adverse Effect. To the best knowledge of the Borrower, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral would result in a Material Adverse Effect, other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower.

4.8 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrower of the Obligations.

4.9 Compliance with Laws. The Borrower and its Property, including, without limitation, the Mortgaged Property, are in compliance with all material applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

4.10 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled

Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

4.11 Environmental Laws. To the knowledge and belief of the Borrower, except as would not have a Material Adverse Effect, or as described on Exhibit V under the heading "Environmental Matters:"

(a) no Property of the Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

(b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

(c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred; and

(d) no Environmental Complaint has been received by the Borrower.

4.12 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

4.13 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.14 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.15 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.

4.16 Refunds. Except as described on Exhibit V under the heading "Refunds," no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property.

4.17 Gas Contracts. Except as described on Exhibit V under the heading "Gas Contracts," the Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and (b) has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower has reflected in the most recent engineering report or established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

4.18 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its financial condition, business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.

4.19 Casualties or Taking of Property. Except as disclosed on Exhibit V under the heading "Casualties," except as would not result in a Material Adverse Effect, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

4.20 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 8.3 or at such other

location as the Borrower may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Lender have been filed.

4.21 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries except those described on Exhibit V under the heading "Subsidiaries".

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

5.1 Maintenance and Access to Records. Keep adequate records, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrower, allow the Lender to make and take away copies thereof.

5.2 Annual Forecast. Deliver to Lender on annual forecast of income and expenses which will be updated quarterly and will include projected capital expenditures.

5.3 Quarterly Financial Statements; Compliance Certificates. Deliver to the Lender, (a) on or before the 60th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of its unaudited Financial Statements at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP (with the exception of footnotes) consistently applied and as a fair presentation of the condition of the Borrower, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 60th day after the close of each fiscal quarter, with the exception of the last fiscal quarter, a Compliance Certificate.

5.4 Annual Financial Statements. Deliver to the Lender, on or before the 120th day after the close of each fiscal year of the Borrower, a copy of its annual audited Financial Statements and a Compliance Certificate on the 120th day after the close of each fiscal year.

5.5 Oil and Gas Reserve Reports. (a) Deliver to the Lender no later than September 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender, certified by any nationally or regionally-recognized independent consulting petroleum engineers acceptable to the Lender, as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties as of July 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Mortgaged Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net

income with respect to such proven and producing reserves, and (iv) information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower.

(b) Deliver to the Lender no later than March 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender prepared by or under the supervision of any nationally or regionally-recognized independent consulting petroleum engineer evaluating the Mortgaged Properties as of January 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.5(a).

(c) Each of the reports provided pursuant to this Section shall be submitted to the Lender together with additional data concerning pricing, quantities of production from the Mortgaged Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as the Lender may reasonably request.

5.6 Title Opinions; Title Defects and Mortgages. Promptly upon the request of the Lender, furnish to the Lender title opinions, in form and substance and by counsel satisfactory to the Lender, or other confirmation of title acceptable to the Lender, covering Oil and Gas Properties constituting not less than 81% of the value, determined by the Lender in its sole discretion, of the Mortgaged Properties; and promptly, but in any event within 60 days after notice by the Lender of any defect, material in the opinion of the Lender in value, in the title of the Borrower to any of its Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Lender to do so. The Borrower shall at all times have granted a Mortgage to the Lender covering a minimum of 90% of the value, determined by the Lender in its sole discretion, of its Oil and Gas Properties.

5.7 Notices of Certain Events. Deliver to the Lender, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:

(a) any Default or Event of Default;

(b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved is $100,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

(d) the receipt by the Borrower of any Environmental Complaint;

(e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or adjacent to any Property of the Borrower following any allegation of a violation of any Requirement of Law;

(f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

(g) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

(h) any change in the senior management of the Borrower;

(i) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto;

(j) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.8 Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by the Lender at any time and from time to time, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and delivered to the Lender in satisfaction of the condition set forth in Section 3.1(f)(iii) and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Lender proceeds from or attributable to any Mortgaged Property.

5.9 Additional Information. Furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Lender may from time to time request; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or

event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

5.10 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, Lenders, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

5.11 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

5.12 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

5.13 Payment of Note; Performance of Obligations. Pay the Note according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of its other Obligations.

5.14 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents.

5.15 Initial Fees and Expenses of Counsel to Lender. Upon request by the Lender, promptly reimburse the Lender for all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.

5.16 Subsequent Fees and Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Lender to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Instruments; to enforce the rights of the Lender under any of the Loan Documents; and to protect the Properties or business of the Borrower, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

5.17 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

5.18 Maintenance and Inspection of Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Lender to visit and inspect, at the expense of the Borrower, any tangible Property of the Borrower.

5.19 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lender, maintained by Borrower, naming the Lender as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, satisfactory to the Lender, within 30 days of the Closing Date of the maintenance of such insurance. The Lender shall have the right to collect, and the Borrower hereby assigns to the Lender, any and all monies that may become payable under any policies of insurance relating to business interruption, if any, or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption, if any, or Collateral exceed $100,000, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any,

after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $100,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Lender shall deliver any such proceeds received by it to the Borrower. In the event the Lender receives insurance proceeds not attributable to Collateral or business interruption, the Lender shall deliver any such proceeds to the Borrower.

5.20 INDEMNIFICATION. INDEMNIFY AND HOLD THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, LENDERS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER AND EACH LENDER UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, LENDER, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY EMPLOYEE, LENDER, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE LENDER AND EACH LENDER OR ANY OF ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, LENDERS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY INSTRUMENT; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

5.21 Future Subsidiaries. In the event Borrower acquires any Subsidiaries, it agrees to have such Subsidiary become a Borrower under this Agreement or to guarantee the Obligation hereunder whichever the Lender requires.

5.22 Hedging. The Borrower will enter into Commodity Hedge Agreement for the percent of proved producing oil and gas for the time and the prices set forth as follows:

OIL **Time Period**	**% of PDP**	**Oil Price**	**Volumes**
July 2005 to December 31, 2005	64%	$40.00	12,500 B/M 75,000 total
Calendar year 2006	80%	$40.00	12,500 B/M 150,000 total
Calendar year 2007	89%	$40.00	12,500 B/M 150,000 total
June 2008 to October 2008	82%	$40.00	12,000 B/M 125,000 total
		Total:	500,000 BBL

GAS **Time Period**	**% of PDP**	**Gas Price**	**Gas Price**
July 2005 to December 31, 2005	55%	$6 MCF	42,000 B/M 252,000 total
Calendar year 2006	77%	$6 MCF	42,000 B/M 504,000 total
Calendar year 2007	91%	$6 MCF	42,000 B/M 504,000 total
January 2008 to October 2008	89%	$6 MCF	42,000 B/M 420,000 total
		Total:	1,680,000 MMBTU

5.23 Pledge of Property. Borrower agrees that it will pledge upon request of the Lender any Oil and Gas Property, or any other Property (not presently pledged to the Lender or acquired in the future), to the Lender so that Lender has a first lien on such Property.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not:

6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made or if there is an agreement between the trade creditor and the Borrower allowing a longer time for payment, (c) crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreements ("Commodity Hedge Agreements"), in form and substance and with a Person acceptable to the Lender, provided that (i) each commitment issued under such agreement must also be approved by the Lender, (ii) such agreements shall not be entered into with respect to Mortgaged Properties constituting more than 85% of monthly production of proven producing reserves as forecast in Lender's most recent engineering evaluation, (iii) that the strike prices in such agreements are not less than the prices used by the Lender in its most recent Borrowing Base determination, (iv) the Lender shall receive a security interest in the Commodity Hedge Agreements, (d) Rate Management Transactions, in form and substance and with a Person acceptable to the Lender, and (e) Indebtedness issued in connection with the Subordinated Notes.

6.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, or (b) trade credit incurred or operating leases entered into in the ordinary course of business.

6.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

6.4 Sales of Assets. Without the prior written consent of the Lenders, sell, transfer, or otherwise dispose of, in one or any series of transactions assets, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to the sale of hydrocarbons or inventory in the ordinary course of business or the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of the Borrower.

6.5 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

6.6 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary

course of business and upon terms common in the industry for such accounts receivable, or (b) advances to employees of the Borrower for the payment of expenses in the ordinary course of business.

6.7 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody's Investor Service, Inc. or A-2 by Standard & Poor's Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers' acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $500,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, or (d) money-market funds.

6.8 Dividends and Distributions. Declare, pay, or make, whether in cash or Property of the Borrower, any dividend or distribution to any Person.

6.9 Issuance of Stock; Changes in Limited Liability Structure. Issue or agree to issue additional shares of capital stock, in one or any series of transactions if its results are a Change of Control; enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

6.10 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate.

6.11 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which the Borrower is engaged as of the date hereof.

6.12 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

6.13 Current Ratio. Permit, as of the close of any fiscal quarter, the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00, beginning with the period ending September 30, 2005.

6.14 Tangible Net Worth. Permit Tangible Net Worth, as of the close of any fiscal quarter, to be less than 85% of Tangible Net Worth on the Closing Date, plus 75% of positive quarterly Net Income thereafter to be measured beginning with the period ending September 30, 2005.

6.15 Debt Service Coverage Ratio. Permit, as of the close of any fiscal quarter, the ratio of (a) EBITDA measured on a trailing four quarter basis to (b) Debt Service measured on a trailing four quarter basis, to be less than 1.25 to 1.00, beginning with the period ending September 30, 2005. For purposes of this Section, annualized EBITDA and annualized Interest Expense will each be calculated on a building four quarters basis: i.e. as of September 30, 2005, EBITDA and cash interest expense for the quarter ending September 30, 2005, times four; as of December 31, 2005, EBITDA and cash interest expense for the period from July 1, 2005, until December 31, 2005, times two; as of March 31, 2006 EBITDA and cash interest expense for the period from July 1, 2005, until March 31, 2006, times 1.33; and as of June 30, 2006, and each subsequent quarter, EBITDA and cash interest expense for the four quarter period ending on such date.

6.16 Liquidity Maintenance Agreement. Permit its liquidity to be less than $2,000,000 comprised of (a) cash, (b) cash equivalent, or availability under the revolving line of credit under this Agreement. Borrower shall furnish the Lender monthly a report covering this Section 6.16 and such report shall be furnished within 10 days of month end.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

(a) default shall be made in the payment when due on any installment of principal or interest under this Agreement or the Note or in the payment when due on any fee or other sum payable under any Loan Document and such default as to interest or fees only shall have continued for three Business Days;

(b) default shall be made by the Borrower in the due observance or performance of any of their respective obligations under the Loan Documents, and such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Lender or knowledge thereof by the Borrower;

(c) any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

(e) the Borrower shall be unable to satisfy any condition or cure any circumstance specified in Article III, the satisfaction or curing of which is precedent to the right of the Borrower to obtain a Loan or the issuance of a Letter of Credit and such inability shall continue for a period in excess of 30 days;

(f) either the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(g) an order, judgment, or decree shall be entered against either the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(h) the levy against any significant portion of the Property of the Borrower, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

(i) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $500,000, except as disclosed in Exhibit V and such order, judgment, or decree shall not be paid in full, dismissed, or stayed within 60 days;

(j) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against either the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Lender and/or the Lenders without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

(k) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

(l) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Collateral purportedly covered thereby;

(m) the Borrower shall cease to be owned by its presently existing shareholders; or

(n) the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 60 days after notice given by the Lender;

7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

(b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Lender may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

(c) Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

ARTICLE VIII

MISCELLANEOUS

8.1 Transfers; Participations. The Lender with the consent of the Borrower, which consent will not be unreasonably withheld and only if there is no occurrence and continuance of an Event of Default, otherwise Lender may without the consent of the Borrower, at any time, sell, transfer, assign, or grant participations in the Obligation or any portion thereof; and the Lender may forward to each Transferee and prospective Transferee all documents and information relating to such Obligations, whether furnished by the Borrower or otherwise obtained, as the Lender determines necessary or desirable. The Borrower agrees that each Transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the portion of the Obligations held by it as fully as if such Transferee were the direct holder thereof, subject to any agreements between such Transferee and the transferor to such Transferee.

8.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

8.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a) if to the Lender, to:

Guaranty Bank, FSB
333 Clay Street, Suite 4400
Houston, Texas 77002
Attention: Brian Petet
Telecopy: (713) 890-8868

(b) if to the Borrower, to:

Tandem Energy Corporation
200 N. Loraine, Suite 500
Midland, Texas 79701-4711

Attention: Tim G. Culp
Telecopy: (432) 686-0527

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

8.4 Parties in Interest. Subject to applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, or the Lender shall be binding upon and inure to the benefit of the Borrower, or the Lender, as the case may be, and their respective legal representatives, successors, and assigns.

8.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

8.6 Renewals; Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Note, or any other Loan Document.

8.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

8.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

8.9 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

8.10 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

8.11 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

8.12 USA Patriot Act Notice. Lender hereby notices Borrower that pursuant to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") it is required to obtain, verify and record information that identifies Borrower, which information includes the names and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

8.13 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.

8.14 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

8.15 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWER, LENDER AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

8.16 ENTIRE AGREEMENT. **THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.**

8.17 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

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IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

TANDEM ENERGY CORPORATION

By: /s/ Tim G. Culp
Tim G. Culp
President

LENDER:

GUARANTY BANK, FSB

By:______________________________
Arthur R. Gralla, Jr.
Managing Director